Delisting Determination, The Nasdaq Stock Market, LLC, March 21, 2024, Collective Audience, Inc.
The Nasdaq Stock Market LLC (the Exchange) has determined to remove from listing the warrants of Collective Audience, Inc.
(fka, ABRI SPAC I, Inc.), effective at the opening of the trading session on April 1, 2024.
On September 21, 2023, Nasdaq Listing Qualifications staff
(Staff) notified the company that it had determined to delist the Company based on its noncompliance with Rule 5550(b)(2).
On November 2, 2023, the Company completed a business combination with DLQ, Inc, a provider of e commerce and digital customer acquisition solutions. The combined company is currently operating under the name Collective
Audience, Inc. Following a review of the business combination, Nasdaq Staff determined that the Company complied with the Rule and recommended closing the matter. As a result of the company merger its warrants were suspended. The Staff determination to delist the Company warrants became final on November 3, 2023.